UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant  ☐     Filed by a Party other than the Registrant  ☒
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under Rule 14a-12
YAHOO! INC.

(Name of Registrant as Specified In Its Charter)
VERIZON COMMUNICATIONS INC.

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

The following interview with Tim Armstrong was posted on TechCrunch, July 25, 2016
AOL's Tim Armstrong explains the Yahoo acquisition and what's next
Posted by Anthony Ha (@anthonyha)

Following a months-long bidding process, Verizon announced this morning that it's acquiring Yahoo's core business for $4.83 billion.
The goal, it seems, is to merge Yahoo with AOL (which Verizon acquired last year) to form a single organization that can compete with digital media giants like Google and Facebook. (AOL, by the way, owns TechCrunch.) The deal is expected to close in the first quarter of 2017.
In an interview this afternoon, AOL CEO Tim Armstrong told me that because Yahoo was selling its assets through an auction process, it's too early to go into detail about how the two companies will fit together: "I don't have a roadmap."
The broad vision, he said, is to create a "house of brands" structure, with "strong leadership on all of the mega-consumer brands" as well as on the adtech and publisher side.
Armstrong said the rationale for the deal is the combined scale of the two companies. He said that Yahoo reaches 1 billion users, which should help AOL "compete for the future" and reach its goal of 2 billion users.
"There's been a lot written about Yahoo, they get covered in the press like we get covered in the press, but I think when you strip away all of the noise around Yahoo, you get down to a billion users, a very talented team, a global brand and it seems like a powerful partnership for us if we're living in the digital age," Armstrong said. "There's very few companies with the size and scale of Yahoo, who have the customer loyalty and consumer loyalty that they have."
As for what will happen to Yahoo CEO Marissa Mayer (who's widely expected to depart post-acquisition), Armstrong again claimed that it was too early to say.
"Basically, the agreement that I have with Marissa is to work on the strategy, work on the structure, work on the cost structure, figure out how do we take advantage of all the different assets, and then really work on what roles are going to be there," he said.
You can read an edited transcript of our conversation below.
TechCrunch: From your perspective, what does Yahoo bring to Verizon and AOL?
Armstrong: First of all, I think the biggest thing is the billion-plus consumers, and a billion-plus mobile consumers. In our lifetime, the scale effects are changing so dramatically… Even three years ago, when we did our strategic planning at AOL when we were a public company, we had put 500 million users as what we thought the minimal operating unit was going to be. Then updating it after the Verizon acquisition, we said it was probably 2 billion.
So just in the course of a couple years, the scale effects and the mobile effect on the world have dramatically changed. We have a fundamental belief that you have to have a baseline and a foundation of scale to compete for the future, and that's really what drove the deal.
TechCrunch: I imagine that when you talk about scale, it's both scale on consumer-facing properties and then also on the adtech side?
Armstrong: One of the things that's interesting is that our business is split between the consumer-facing business and the advertising and publishing technology business. We want to reach 2 billion between those businesses combined. I do think, strategically, over a longer period of time, having access to the consumers directly will continue to be the most important driver of the value we can add to partners.
I think we'll end up with our brands, but bring the ability for other people to use our technology to help them build their own brands. That, at the core of this, is a huge part of the future outlook for the deal. We have to build really big consumer brands and we have to help other people build really big consumer brands.
TechCrunch: I would guess that if you don't have that direct path to the consumer, it's very easy on the advertising side to get commoditized and squeezed.
Armstrong: Over the course of the last six months, having been at a number of different conferences — whether it's been in Cannes in France, I went to Viva Tech in Paris and I was at the media conference in Sun Valley — one of the words that's actually getting used the most in the world right now by different leaders is differentiation.
I think our key in the Yahoo transaction, as well as our own properties, is to make sure that we have a differentiation both on the consumer-brand side, but that's then got to lead into what our differentiation is on the ads platform and publishing side overall. The skill set of differentiation is going to be one of the most important skill sets in the future of corporations, because of how pervasive technology is and technology can commoditize businesses very quickly.
TechCrunch: How complex do you think the integration of the two companies is going to be?
Armstrong: The integration discussions are starting this week, so I don't have a roadmap and the Yahoo people have not given their input on it yet. My guess is, we will try to come up with the fastest and simplest integration process we possibly can, and make those decisions over the course of the next six months.
My guess is that's going to be a big part of the integration discussions: Where do we spend our time? What integrations do we spend time on and what integrations do we not spend time on?
TechCrunch: But the idea is to turn it into one organization under you?
Armstrong: I would say that we're going to be in a house of brands structure. So I think you'll see strong leadership on all of the mega-consumer brands that we have and then you'll see leadership on the platform businesses. Today, if I were to simplify it down to a viewpoint, without starting on an integration process yet, it would be: How do we structure a very significant and global-sized house of media brands for the digital and mobile age, and how do we structure a platform organization that allows us to have some of the most robust platforms that serve other publishers and other advertisers as well?
So from a structural standpoint, we're focused on those two giant areas. After that, we'll decide what all the positions are and the structure. Our process will be strategy, structure and then cost structure — how do we have the boldest strategy we possibly can, the simplest structure and a cost structure that allows us to be profitable and growing as we go after the future.
I mentioned, I think, there's five or six bigger internet companies, the Googles, the Facebooks, the Amazons. In general, those are gold medal companies and we need to, over the coming years, really train ourselves to compete and really thrive at a gold medal level of performance. We have very good competitors that set a very high bar in the industry.
TechCrunch: At both AOL and Yahoo, there's been experimentation, especially on the consumer side, in terms of launching a separate brand or app and seeing if consumers like it. Do you think there's going to be a culling of things that aren't working?
Armstrong: One of the things that's an important part of the future is allowing the brands themselves to do a lot of the innovation. I think you'll see us put more and more emphasis on R&D inside of the specific brands or platforms overall, and we'll still do a lot of experimentation. I can guarantee you that we will take bold risks, that we will move to differentiation and that we will make mistakes along the way.
We're going to take a very growth mindset to this — which is, things won't be perfect but they'll intentionally not be perfect because we're trying to invent a lot and have the brands really push themselves to be more global, be more mobile, be more video, be more data-centric overall.
TechCrunch: Yahoo and AOL have been pretty active in acquiring startups. Do you think that's going to change?
Armstrong: No, I think M&A will continue to be part of the future, but my guess is that M&A will slow down until we get this strategy and structure really straightened out. One of the things we've learned at AOL is that doing any M&A that isn't tied directly into one of the powerful strategies we have tends to not leverage the acquisition fully.
We've got to be really crystal clear about the strategy, and then really crystal clear about what capabilities we have and what capabilities we'll partner for and maybe what capabilities we need to acquire. But I think we've got to go strategy first before we start doing more deals.
TechCrunch: Can you say anything about what Marissa Mayer's role is going to be moving forward?
Armstrong: One thing I would just say is that this deal is different than the Verizon-AOL deal. [With Verizon-AOL,] we had a year to plan it, we met with all the executives and everybody had their roles.
With Marissa, because it's an auction process, I think we've been going on-the-fly. Basically, the agreement that I have with Marissa is to work on the strategy, work on the structure, work on the cost structure, figure out how do we take advantage of all the different assets, and then really work on what roles are going to be there.
Marissa's running Yahoo, she will be running Yahoo, and I think as we get up to the close of the deal, that'll be a time period both for Marissa and us to take a step back and say hopefully, we have something that's incredibly meaningful and important. The Yahoo brand will be staying with us for a very long period time, we'll be investing in it. I think it will really be up to Marissa and us to have a meeting of the minds in terms of where things are going to go.
I've known Marissa for almost 20 years, so I have a very good relationship with her. I realize there's going to be a lot of press written about it, but the reality is, press is different from my personal relationship with her overall. So I think we'll be able to work very well together.
TechCrunch: Yahoo is a company where you can see a lot of opportunity, but at the same time it's very easy to dismiss it as this company that had its heyday and the trend lines are not pointing in the right direction. So what, fundamentally, made you feel like this is actually something that's going to point AOL in the right direction?
Armstrong: Here's my quick take on it: It's hard to ignore a billion users. There's been a lot written about Yahoo, they get covered in the press like we get covered in the press, but I think when you strip away all of the noise around Yahoo, you get down to a billion users, a very talented team, a global brand and it seems like a powerful partnership for us if we're living in the digital age. There's very few companies with the size and scale of Yahoo, who have the customer loyalty and consumer loyalty that they have.
You're also talking to the person who went from Google to AOL.
TechCrunch: (laughs) That was sort of the subtext.
Armstrong: I tend to look beyond the headlines and [see] what the true opportunity is. I think Verizon does the same thing and I think Yahoo has done the same — if you've gone to Yahoo, you believe in the same things… You've got one of the largest companies on the planet with a very dedicated, resilient team of people that are excited about the future.
At the end of the day, if you gave me a billion users or no users, we'll go with a billion.
TechCrunch: Is there anything else you wanted to talk about?
Armstrong: People are going to overestimate the amount of strategy work that's gone in between the two companies so far, and they're going to underestimate the amount of strategy work that's going to happen between now and the close. I think that underestimated period is going to end up making all the difference for us.

Important Additional Information and Where to Find It

Yahoo! Inc. ("Yahoo") will be filing with the Securities and Exchange Commission (the "SEC") a proxy statement regarding the proposed sale of Yahoo's operating business to Verizon Communications Inc. ("Verizon") and related transactions, the definitive version of which will be sent or provided to Yahoo stockholders. BEFORE MAKING ANY VOTING DECISION, YAHOO'S STOCKHOLDERS ARE STRONGLY ADVISED TO READ YAHOO'S PROXY STATEMENT IN ITS ENTIRETY (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTIONS OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. Investors and stockholders will be able to obtain (when available) a free copy of Yahoo's proxy statement, any amendments or supplements to the proxy statement, and other documents filed by Yahoo with the SEC (when available) in connection with the proposed transactions for no charge at the SEC's website at www.sec.gov, on the Investor Relations page of Yahoo's website investor.yahoo.net or by writing to Investor Relations, Yahoo! Inc., 701 First Avenue, Sunnyvale, CA 94089.

Yahoo and its directors and executive officers, as well as Verizon and its directors and executive officers, may be deemed participants in the solicitation of proxies from Yahoo's investors and stockholders in connection with the proposed transactions. Information concerning the ownership of Yahoo securities by Yahoo's directors and executive officers is included in their SEC filings on Forms 3, 4 and 5, and additional information is also available in Yahoo's annual report on Form 10-K for the year ended December 31, 2015, as amended, and Yahoo's proxy statement for its 2016 annual meeting of stockholders filed with the SEC on May 23, 2016. Information about Verizon's directors and executive officers is set forth in Verizon's annual report on Form 10-K for the year ended December 31, 2015 and Verizon's proxy statement for its 2016 annual meeting of stockholders filed with the SEC on March 21, 2016. Information regarding Yahoo's directors, executive officers and other persons who may, under the rules of the SEC, be considered participants in the solicitation of proxies in connection with the proposed transactions, including their respective interests by security holdings or otherwise, also will be set forth in the definitive proxy statement relating to the proposed transactions when it is filed with the SEC. These documents may be obtained free of charge from the sources indicated above.